Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, Hudson had the following series of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares, par value $0.001 per share	HUD	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in Hudson’s annual report on Form 20-F for the year ended December 31, 2019.

CLASS A COMMON SHARES

The following is a description of our class A common shares and the material terms of our bye-laws and memorandum of association. The following description may not contain all of the information that is important to you and we therefore refer you to our bye-laws and memorandum of association, copies of which are filed as exhibits to our annual report on Form 20-F for the year ended December 31, 2019.

General

We are a Bermuda exempted company with limited liability. We are registered with the Registrar of Companies in Bermuda under registration number 52620. We were incorporated on May 30, 2017 under the name Hudson Ltd. Our registered office is located at 2 Church Street, Hamilton HM11, Bermuda. Our affairs are governed by our memorandum of association and bye-laws and the Companies Act 1981 of Bermuda (the “Companies Act”).

The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

General

All of our issued and outstanding Class A common shares are fully paid and non-assessable. Certificates representing our issued and outstanding Class A common shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Our issued and outstanding common shares consist of Class A and Class B common shares. Holders of Class A and Class B common shares have the same rights other than with respect to voting and conversion rights. Holders of our Class A common shares have no preemptive, redemption, conversion or sinking fund rights. If we issue any preference shares, the rights, preferences and privileges of holders of our Class A common shares will be subject to, and may be adversely affected by, the rights of the holders of such preference shares.

Dividends

The holders of our Class A common shares will be entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our bye-laws. Dividends and other distributions on issued and outstanding Class A common shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any issued and outstanding preference shares. Dividends and other distributions will be distributed among the holders of our Class A common shares on a pro rata basis.

Under Bermuda law, we may not declare or pay any dividends if there are reasonable grounds for believing that (i) we are, or after the payment of such dividends would be, unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than our liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our Class A common shares.

Voting Rights

Each Class A common share is entitled to one vote, and each Class B common share is entitled to 10 votes, on all matters upon which the shares are entitled to vote.

The quorum required for a general meeting of shareholders to consider any resolution or take any action, including with respect to any meeting convened to consider or adopt a resolution required for an amalgamation or merger of the Company, is one or more persons present and representing in person or by proxy at least 15% of the votes eligible to be cast at any such general meeting, provided that for so long as there are any Class B common shares issued and outstanding, at least one holder of Class B common shares shall be required to be present in person or by proxy to constitute a quorum.

To be passed at a general meeting of the Company, a resolution (including a resolution required for an amalgamation or merger of the Company) requires the affirmative vote of at least a majority of the votes cast at such meeting.

Subject to the Companies Act, at any general meeting of the Company a resolution put to the vote of the meeting shall be voted upon in such manner as the chairman of the meeting shall decide. The chairman of the meeting shall direct the manner in which the shareholders participating in such meeting may cast their votes. A poll may be demanded by (i) the chairman of the meeting; (ii) at least three shareholders present or voting by proxy or (iii) one or more shareholders present or represented by proxy holding not less than one-tenth of the total voting rights of the shareholders holding all of the issued and outstanding Class A and Class B common shares and any other shares of the Company or not less than one-tenth of the aggregate sum paid up on all issued and outstanding Class A and Class B common shares and any other shares of the Company having the right to attend and vote.

Conversion

Each Class B common share is convertible into one Class A common share at any time at the option of the holder of such Class B common share. Any Class B common shares that are converted into Class A common shares may not be reissued. The disparate voting rights of our Class B common shares will not change upon transfer unless such Class B common shares are first converted into our Class A common shares. Further, each Class B common share will automatically convert into one Class A common share upon any transfer thereof to a person or entity that is not an affiliate of the holder of such Class B common shares. Further, all of our Class B common shares will automatically convert into Class A common shares upon the date when all holders of Class B common shares together cease to hold Class B common shares representing, in the aggregate, 10% or more of the total number of Class A and Class B common shares issued and outstanding.

Variation of Rights

As a matter of Bermuda law, the holders of one class of shares may not vary the voting rights of such class of shares relative to another class of shares, without the approval of the holders of each other class of our voting shares then in issue. As such, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of a majority of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of shareholders representing 10% of the issued shares of the relevant class is present. In addition, as the rights attaching to any class of shares are set forth in our bye-laws, a resolution of a general meeting of the Company is required to be passed to amend the bye-laws to vary such rights. For purposes of the Class A or Class B common shares, the only rights specifically attaching to such shares that may be varied as described in this paragraph are the voting, dividend and liquidation rights.

Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Further, our Class B common shares will automatically convert into Class A common shares on the date when all holders of Class B common shares together cease to hold Class B common shares representing, in the aggregate, 10% or more of the total number of Class A and Class B common shares issued and outstanding.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of Class A common shares may transfer the title to all or any of its Class A common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our Class A and Class B common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of nine directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

Our bye-laws provide that the number of shareholders necessary to nominate a director is either (i) any number of shareholders representing at least 5% of the votes eligible to be cast at any general meeting of the Company by shareholders holding all of the issued and outstanding Class A and Class B common shares and any other shares of the Company having the right to vote; or (ii) not less than 100 shareholders of the Company. Any such eligible group of shareholders wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Such notice must be given to the secretary or the chairman of the Company at any time between 1 January and 1 March of the year the general meeting to vote on such proposal will be held.

Our bye-laws provide that, at any time, a director may be removed by either (i) an affirmative vote of at least a majority of the votes cast at a general meeting of the Company; or (ii) the written consent of any number of holders of common shares representing at least a majority of the votes eligible to be cast at a general meeting.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors may establish by resolution one or more series of preference shares in such number and with such designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations could have the effect of discouraging an attempt to obtain control of the Company.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

Consent under the Exchange Control Act 1972 (and its related regulations) has been received from the Bermuda Monetary Authority for the issue and transfer of our Class A common shares to and between non-residents of Bermuda for exchange control purposes provided our Class A common shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

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